NPS HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In USD thousands, except share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$27,857	$24,502
Short term deposits with bank	-	3,043
Trade accounts receivable, net of allowance for doubtful accounts of $4,309 and $4,106 as of March 31, 2018 and December 31, 2017, respectively	58,346	58,174
Unbilled revenue	35,764	24,167
Service inventories	32,664	32,313
Other receivable	10,013	13,430
Prepaid expenses	4,901	5,268
Advances to suppliers and other current assets	561	958
Total current assets	170,106	161,855
Property, plant and equipment, net	264,203	264,269
Other assets	9,713	11,385
Intangibles, net	-	10
Goodwill	182,053	182,053
Total assets	$626,075	$619,572
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and other payables	23,566	25,132
Accrued expenses	25,246	23,324
Due to related parties	25	25
Current portion of long term debt	-	-
Short-term debt	56,958	8,773
Employee benefit liability	2,691	2,552
Income taxes payable	3,231	2,651
Total current liabilities	111,717	62,457
Deferred tax liability	1,834	1,922
Long-term debt, net of unamortized debt issuance cost	147,125	147,024
Other liabilities	4,472	4,472
Income taxes payable	3,530	3,530
Long-term employee benefit liability	11,081	10,738
Total liabilities	279,759	230,143

Stockholders’ equity:
Common stock - par value $1; 370,000,000 shares authorized ; 348,524,566 and 342,250,000 shares issued and outstanding at March 31, 2018 and December 31, 2017	348,525	342,250
Convertible shares	21,475	27,750
Additional paid in capital	3,345	3,345
Retained earnings (deficit)	(24,294)	18,480
Accumulated other comprehensive income (loss)	(435)	(436)
Total stockholders’ equity	348,616	391,389
Non-controlling interests	(2,300)	(1,960)
Total stockholders’ equity	346,316	389,429

Total liabilities and stockholders’ equity	$625,075	$619,572
Commitments and contingencies (See Note 10)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NPS HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In USD thousands, except per share data)

	For the three months period ended
	March 31, 2018	March 31, 2017
Revenues, net	$76,842	$54,739
Cost of services	58,172	41,753
Gross profit	18,670	12,986
Depreciation and amortization expense	91	165
Selling, general and administrative expenses	9,409	7,603
Total operating costs and expenses	9,500	7,768
Operating income	9,170	5,218
Finance cost, net	(2,825)	(1,574)
Other income, net	91	109
Income before income taxes	6,436	3,753
Income taxes	983	912
Net income	5,453	2,841

Net loss attributed to non-controlling interests	(340)	(573)
Net income attributable to stockholders	$5,793	$3,414
Earnings (loss) per common share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01
Weighted average number of common shares outstanding:
Basic	345,457,000	342,250,000
Diluted	370,000,000	370,000,000

Cash dividends declared per share	$0.13	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NPS HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In USD thousands)

	For the three months period ended
	March 31, 2018	March 31, 2017
Net income	$5,453	$2,841

Other comprehensive income (loss):
Foreign currency translation adjustments	1	16
Comprehensive income	5,454	2,857

Comprehensive loss attributable to non-controlling interests	(340)	(573)

Comprehensive income attributable to stockholders	$5,794	$3,430

The accompanying notes are an integral part of these condensed consolidated financial statements.

NPS HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In USD thousands, except share data)

	Shares Outstanding	Common Stock	Redeemable Convertible Shares Outstanding	Redeemable Convertible Shares	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Loss)	Total Company Stockholders’ Equity	Non-controlling Interests	Total Stockholders’ Equity
Balance at December 31, 2016	342,250,000	$342,250	27,750,000	$27,750	$3,345	$(391)	$8,814	$381,768	$313	$382,081

Net income (loss)							30,626	30,626	(2,273)	28,353
Foreign currency translation adjustment						(45)		(45)		(45)
Dividends paid							(20,000)	(20,000)		(20,000)
Amount of provision for Zakat							(960)	(960)		(960)
Balance at December 31, 2017	342,250,000	$342,250	27,750,000	$27,750	$3,345	$(436)	$18,480	$391,389	$(1,960)	$389,429
Net income (loss)							5,5793	5,793	(340)	5,453
Foreign currency translation adjustment						1		1		1
Conversion of redeemable shares	6,274,566	6,275	(6,274,566)	(6,275)				-		-
Dividends paid							(48,210)	(48,210)		(48,210)
Amount of provision for Zakat							(357)	(357)		(357)
Balance at March 31, 2018	348,524,566	$348,525	21,475,434	$21,475	$3,345	$(435)	$(24,294)	$348,616	$(2,300)	$346,316

The accompanying notes are an integral part of these condensed consolidated financial statements.

NPS HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In USD thousands)

	For the three months period ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net income	$5,453	$2,841
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,376	9,198
Gain (loss) on disposal of property, plant and equipment	2	(51)
Accrued interest on loans	1,320	2,112
Deferred tax expense	(87)	150
Provision for bad debt expense	205	(100)
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(377)	3,755
(Increase) decrease in unbilled revenue	(11,597)	649
(Increase) decrease in other receivable	3,417	7,483
(Increase) decrease in advances to suppliers	398	4,910
(Increase) decrease in service inventories	(351)	(196)
(Increase) decrease in prepaid expenses and other assets	2,039	(6,881)
(Decrease) increase in trade accounts payable	(1,566)	(6,455)
(Decrease) increase in accrued liabilities	1,790	7,676
Increase (Decrease) in related party balances, net	-	1,160
Increase (Decrease) in other assets/liabilities, net	(355)	(1,129)
Net cash provided by operating activities	10,959	25,122

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,304)	(7,677)
Proceeds from disposal of property, plant and equipment	-	51
Investment in short-term deposits with bank	3,043	-
Net cash used in investing activities	(7,261)	(7,626)

Cash flows from financing activities:
Proceeds from (payments against) lines of credit and other debt	50,000	(3,848)
Zakat paid	-	(28)
Loan processing fee paid	(240)	-
Interest paid on borrowings	(1,894)	-

Dividend paid	(48,210)	-
Net cash used in financing activities	(344)	(3,876)

Effect of foreign exchange rates on cash	1	16

Increase (decrease) in cash and cash equivalents	3,355	13,636
Cash and cash equivalents, at the beginning of the year	24,502	25,534
Cash and cash equivalents, at the end of the year	$27,857	$39,170

Supplemental disclosures of cash flow information:
Cash payments during the year for:
Interest	$1,894	$0
Income taxes	$57	$0

The accompanying notes are an integral part of these condensed consolidated financial statements.

NPS HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business Overview

NPS Holdings Limited (“NPS” or the “Company”) is a regional provider of products and services to the oil and gas industry in the Middle East, North Africa and Asia Pacific regions. Revenues are primarily derived from services provided during the drilling, completion and production phases of an oil or natural gas well. The Company operates in 12 countries with the majority of the revenues derived from operations in the Kingdom of Saudi Arabia (“KSA” or “Saudi Arabia”), Algeria, Qatar, UAE and Iraq.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year.

The accompanying condensed consolidated financial statements include the accounts of NPS and its consolidated subsidiaries. All intercompany accounts, profits and transactions have been eliminated in consolidation. Investments that are not wholly-owned, but where the Company exercises control, are fully consolidated with the equity held by minority owners and their portion of net income (loss) reflected as non-controlling interests in the accompanying consolidated financial statements, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.

The consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by US GAAP for complete financial statements.

You should read the accompanying condensed consolidated financial statements in conjunction with our consolidated financial statements and notes thereto for the year ended December 31, 2017.

Use of estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.

The estimates and underlying assumptions are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

3. Accounts receivable

Accounts receivables consisted of the following at March 31, 2018 and December 31, 2017 (in USD thousands):

	March 31, 2018	December 31, 2017

Trade receivables	$54,612	$54,143
Other	8,043	8,137
Less: allowance for doubtful accounts	(4,309)	(4,106)
Total	$58,346	$58,174

Trade receivables relate to sale of our services and products, for which credit is extended based on our evaluation of the customer’s creditworthiness. Allowance for doubtful accounts for the three month period ended March 31, 2018 and the three month period ended March 31, 2017 was $203 thousand and $(100) thousand, respectively.

4. Service inventories

Service inventories, consisted of the following at March 31, 2018 and December 31, 2017 (in USD thousands):

	March 31, 2018	December 31, 2017
Spare parts	$15,767	$14,862
Chemicals	17,483	17,963
Raw materials	204	204
Other	144	237
Total	33,598	33,266
Less: allowance for obsolete and slow moving inventories	(934)	(953)
Total	$32,664	$32,313

Allowance for obsolete and slow moving inventories for the three month period ended March 31, 2018 and three month period ended March 31, 2017 was $ (19) thousand and $217 thousand, respectively.

5. Property, Plant and Equipment

Property, plant and equipment are presented at cost, net of accumulated depreciation and consist of the following (in USD thousands):

	March 31, 2018	December 31, 2017

Property, Plant and Equipment	$483,378	$473,245
Less: Accumulated Depreciation and impairment	(219,175)	(208,976)
Total	$264,203	$264,269

Depreciation expense recorded as cost of services was $10,287 thousand and $9,032 thousand for the three months ended March 31, 2018 and 2017, respectively. Depreciation expense recorded as selling, general, and administrative expenses amount to $81 thousand and $92 thousand for the three months ended March 31, 2018 and March 31, 2017, respectively.

6. Intangible Assets and Goodwill

Intangible assets and Goodwill were recorded in connection with the 2014 acquisition of NPS Bahrain and the 2017 acquisition of PT Tiger Energy Services ROI (“PT Tiger”). As a result of the purchase price allocation for the acquisitions, the Company recorded intangible assets related to customer contracts. These intangible assets were recorded at fair value on the date of acquisition as intangible assets with finite lives and amortized using the straight-line method over the estimated period of economic benefit, ranging from 1 to 3 years.

Amortization expense of $10 thousand and $74 thousand was recorded for the three months ended March 31, 2018 and March 31, 2017, respectively.

Intangible assets impairment

Goodwill is calculated as the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill is primarily attributable to expected synergies and the assembled workforce, as well as intangible assets which do not qualify for separate recognition. The amount of goodwill that is deductible for income tax purposes is not significant.

The Company concluded that no triggering events necessitating an impairment assessment of goodwill had occurred in the period ended on March 31, 2018 or December, 31 2017.

7. Debt

Long-Term Debt

Debt consists of (in USD thousands):

	March 31, 2018	December 31, 2017

$150,000 thousand in senior notes under the Murabaha facility, interest at 6 months LIBOR plus 3.25% payable quarterly, principal due on May 28, 2025	150,000	150,000
Less: unamortized debt issuance costs	2,875	2,976
Long-term debt, net unamortized debt issuance costs and excluding current installments	147,125	147,024

The Company had entered into a syndicated Murabaha facility (“the Facility”) for $150 million which was fully drawn by the Company on November 26, 2014. Murabaha is an Islamic financing structure where a set fee is charged rather than interest. This type of loan is legal in Islamic countries as banks are not authorized to charge interest on loans, so banks charge a flat fee for continuing daily operations of the bank in lieu of interest.

The Facility of $150 million is from a syndicate of three commercial banks. On May 28, 2017, the maturity of the Facility (“Amended Facility”) was refinanced to extend the maturity of the agreement. The Amended Facility is repayable in quarterly instalments ranging from $1.076 million to $57.852 million commencing from August 1, 2019 with the last instalment due on May 28, 2025. The Amended Facility carries a stated interest rate of three months LIBOR plus a fixed profit margin of 3.25% per annum. The Amended Facility is secured by pro-rated personal guarantees of one individual shareholder and letters of awareness executed by the corporate shareholders as credit support for the new Amended Facility.

The maturities schedule presented below has been adjusted for the amendment to the Facility agreement. Scheduled principal payments of debt for years subsequent to March 31, 2018 are as follows (in USD thousands):

2018	$0
2019	2,145
2020	6,428
2021	10,732
2022	17,175
Thereafter	113,520
$150,000

Costs incurred to obtain financing are capitalized and amortized using the effective interest method and netted against the carrying amount of the related borrowing. The amortization is recorded in interest expense on the consolidated statements of income / (loss) and was $102 thousand, and $82 thousand for the three months ended March 31, 2018 and March 31, 2017, respectively.

The Facility contains covenants which, among others, require that certain financial ratios be maintained, which include maintaining a gearing ratio of 1.5:1. The gearing ratio is calculated as all the Company’s debt divided by the Company’s total equity and debt. As of March 31, 2018 and December 31, 2017 the Company was in compliance with all its covenants.

Short-term debt

The Company entered into an additional $50 million term facility (“the Term Loan”) on February 4, 2018 with APICORP. The loan is repayable by August 1, 2018 if the Company is acquired by National Energy Services Reunited Corp (“NESR”) (see Note 17) or else the repayment can be extended till November 2019 on Company’s request. The facility carries a stated interest rate of one month LIBOR plus a fixed profit margin of 1.50% per annum. ($888 thousand until August 1, 2018).

At March 31, 2018, and December 31, 2017, short term borrowings were $56,958 thousand, and $8,773 thousand, respectively. Short term borrowings represent funded letters of credit at year end which are due to be settled within one year and includes the additional $50 million term facility (“the Term Loan”) entered into on February 4, 2018 with APICORP.

8. Fair value accounting

Financial instruments comprise of financial assets and financial liabilities. Financial assets consist of receivables, amounts due from related parties and cash and cash equivalents. Financial liabilities consist of loans and borrowings, amount due to related parties, bank overdrafts, and payables.

The various inputs used to measure assets at fair value establish a hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three broad levels as follows:

Level 1:	Quoted market prices in active markets for identical assets and liabilities:

Level 2:	Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	Unobservable inputs developed using the Company’s estimates and assumptions, which reflect those that market participants would use.

The carrying values of the Company’s cash and cash equivalents, trade receivables and accounts payables, as reflected in the consolidated balance sheets, approximate fair value due to the short-term maturity of these items.

The estimated fair value of the Company’s outstanding debt balances (including current portion), considered Level 2 instruments, as of March 31, 2018 and December 31, 2017 is set forth below (in USD thousands):

	March 31, 2018		December 31, 2017
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Borrowings under Credit Agreement:
Murabaha facility	$150,000	$150,000	$150,000	$150,000
APICORP facility	50,000	50,000	-	-
Total debt	$200,000	$200,000	$150,000	$150,000

The carrying value of the balance outstanding under the facilities approximate their fair value as the instruments market interest rate.

There are no financial assets and liabilities that have been measured at fair values on recurring basis.

9. Employee benefits

The components of net periodic benefit cost for the year-to-date periods were as follows (in USD thousands):

	Pension Benefits
	Three Months Ended
	March 31, 2018	March 31, 2017
Service cost	$657	$532
Interest cost	86	101
Total net periodic benefit cost	$743	$633

The Company made contributions of $633 thousand to the end-of-service benefit plans during the three months of 2018. In the three months of 2017, the Company had made contributions of $743 thousand to the end of service plans.

10. Commitments and Contingencies

Capital expenditure commitments

The Company is committed to incur capital expenditure of $13,610 thousand at March 31, 2018 and $26,197 thousand as of December 31, 2017. These commitments are expected to be settled by the end of 2019.

Operating lease commitments

Future minimum lease commitments under non-cancellable operating leases with initial or remaining terms of one year or more at March 31, 2018, are payable as follows (in USD thousands):

2018	5,701
2019	5,044
2020	2,631
2021	2,356
2022	2,132
Thereafter	3,968
21,832

Rental expense related to operating leases amounted to $1,145 thousand and $1,850 thousand  for the three months ended March 31, 2018 and March 31, 2017.

As of March 31, 2018 and December 31, 2017, the Company has a liability of $4,472 and $4,472 thousand on the balance sheets included in the line item “Other liabilities” reflecting various tax liabilities associated with the 2014 acquisition of NPS Bahrain. As of March 31, 2018 and December 31, 2017, the Company also has a corresponding indemnification asset of $4,472 and $4,472 thousand recorded in the balance sheets included in the line item “Other assets,” reflecting the estimated costs the Company expect the former owner of NPS Bahrain to cover.

In the normal course of business with customers, vendors and others, the Company has entered into off-balance sheet arrangements, such as surety bonds for performance, and other bank issued guarantees, which totaled $0 thousand and $27,900 thousand as of March 31, 2018 and December 31, 2017, respectively. A liability is accrued when a loss is both probable and can be reasonably estimated. None of the off-balance sheet arrangements either has, or is likely to have, a material effect on our consolidated financial statements.

Contingencies

The Company is involved in certain legal cases in the normal course of business, the outcome of which is currently, subject to uncertainties and therefore the probability of a loss, if any, being sustained and an estimate of the amount of any loss are difficult to ascertain. Consequently, it is not possible to make a reasonable estimate of the expected financial effect, if any, that will result from ultimate resolution of these disputes. The Company is contesting these claims/disputes and the Company management believes that presently provision against these potential claims is not required as the ultimate outcome of these disputes would not have a material impact on the Company financial position.

11. Equity

Common shares

The Company has authorized 370,000,000 shares of 1 par value. The Company’s issued and outstanding shares were 348,525,566 shares as of March 31, 2018 and 342,250,000 shares as at December, 31 2017, respectively. The Company declared and paid $48.2 million dividends during the three months ended March 31, 2018 (three months period ended March 31, 2017: Nil).

Convertible shares

As part of the Company’s acquisition of NPS Bahrain in 2014, the Company had issued 37,000,000 convertible shares to two of NPS Bahrain’s shareholders Mr. Abdulaziz Mubarak Al-Dolaimi and Mr. Fahad Abdulla Hamad Dekhayel (selling shareholders) aggregating to 18,500,000 convertible shares each. These shares were issued to provide security against certain tax and related indemnities given by the selling shareholders at the time of acquisition of NPS Bahrain. The convertible shares have the same rights and rank pari passu with the ordinary shares including the right to participate in any dividend declared for ordinary shares and are valued at $1 per share.

Under the terms of the convertible shares, in the event any indemnity claims are settled by the selling shareholders by providing cash to the Company, an equivalent amount of convertible shares would be converted into common shares. However, in the event the indemnity claims are not settled by the selling shareholders, an equivalent amount of convertible shares will be cancelled by the Company. These convertible shares are equity classified because the conversion to equity shares or the cancellation of the same is at the option of the Company. At the end of June 2019, unless all indemnity claims are settled to the satisfaction of the Company, half of the convertible shares convert into common shares and the balance on extinguishment of contingencies.

During the year ended December 31, 2016, 9,250,000 convertible shares were converted into ordinary shares of the Company, when the selling shareholders fulfilled their obligation to repay the amount incurred by the Company upon settlement of the contingency. During the three month period ended March 31, 2018, 6,274,666 convertible shares were converted into ordinary shares of the Company, when the selling shareholders fulfilled their obligation to repay the amount incurred by the Company upon settlement of the contingency. There was no conversion of shares of the Company during the year ended December 31, 2017.

12. Related party transactions

In prior periods the Company had provided Mr. Abdulaziz Mubarak Al-Dolaimi, a former 2.5% shareholder of the Company, with interest free short-term advances, payable at the discretion of Mr. Al-Dolaimi. These were fully repaid in the year 2017.

There is $25 thousand balances due to other related parties as of March 31, 2018 (amount payable to a related party as at December 31, 2017: $25 thousand).

There was no related party transactions during the three months ended March 31, 2018 and 2017, respectively.

Transactions with related parties are made at mutually agreed terms. Outstanding balances are unsecured, interest free and settlement occurs in cash. For the three months ended March 31, 2018 and 2017 respectively, the Company has not recorded any impairment of receivables relating to amounts owed by the related parties. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

13. Earnings per share

Basic earnings per common share considers the weighted average number of common shares outstanding. Diluted earnings per share considers the outstanding shares utilized in the basic earnings per share calculation as well as the dilutive effect of outstanding equity. Common stock equivalents are excluded from the computation of earnings per share if they have an anti-dilutive effect.

The following table provides a reconciliation of the data used in the calculation of basic and diluted common shares outstanding for the three months ended March 31, 2018 and 2017 (in USD thousands, except share and per share data).

	Three months ended March 31,
(in thousands except share and per share data)	2018	2017
Earnings per common share
Net income attributable to common stockholders	$5,793	$3,414
Undistributed earnings allocated to participating securities (1)	198	(16)
Net income allocated to common stockholders	$5,991	$3,398
Average common shares issued and outstanding	345,457,000	342,250,000
Earnings per common share	$0.02	$0.01

Diluted earnings per common share
Net income attributable to common stockholders	$5,793	$3,414
Undistributed earnings allocated to participating securities (1)	185	(15)
Net income allocated to common stockholders	$5,978	$3,399
Average common shares issued and outstanding	345,457,000	342,250,000
Dilutive potential common shares	24,543,000	27,750,000
Total diluted average common shares issued and outstanding	370,000,000	370,000,000
Diluted earnings per common share	$0.02	$0.01

(1) The Company’s retention shares, granted in June 2014, and the co-investment shares, granted to employees of the Group in September 2015, rank pari passu with the ordinary shares in terms of the economic benefits accruing to the holder of the instruments. The undistributed earnings allocated to participating securities is calculated based on the weighted average outstanding retention shares and co-investment shares with dividends participation rights.

14. Income Taxes

For the three months period ended March 31, 2018 the Company effective tax rate was lower at 18% as compared to the three months period ended March 31, 2017 of 32% primarily due to increase in income earned in tax free jurisdictions in 2018 as compared to 2017. The computation of the annual effective tax rate for the three months ended March 31, 2018, is subject to uncertainty as the tax status of the Group will be affected by the merger with National Energy Services Reunited Corp. approved in May 2018 (refer to note 17).

Deferred income taxes are calculated on all temporary differences unless a valuation allowance has been recorded for uncertain deferred tax assets. Deferred tax liability in the unaudited condensed consolidated interim statement of financial position relate to the tax effect of accelerated tax depreciation.

15. Reportable segments

Operating segments are components of an enterprise where separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company reports segment information based on the “management” approach and its chief operating decision maker is its Chief Executive Officer.

The Company’s services are similar to one another in that they consist of oilfield services and related offerings, whose customers are oil and gas companies. The results of operations of the service offerings are regularly reviewed by the chief operating decision maker for the Group as a whole for the purposes of determining resource and asset allocation and assessing performance. Hence, the Company has determined that it has one single reportable segment.

In accordance with FASB ASC 280 – Segment Reporting, geographical information on revenues and long-lived assets of the operations of the Company are disclosed below:

Country	Revenues for the three months ended March 31		Long-lived assets as at
	2018	2017	March 31, 2018	December 31, 2017
Saudi Arabia	35,244	23,413	114,245	112,699
Qatar	10,559	7,788	26,247	25,325
Algeria	7,919	10,633	48,355	47,153
UAE	5,442	4,142	21,022	21,770
Iraq	13,378	6,436	46,132	46,670
Other foreign countries	4,300	2,326	8,202	10,652
Total	76,842	54,739	264,203	264,269

Geographical information on revenue is collated based on individual customers invoiced and is collated based on the physical location of the assets. The Company is domiciled in UAE.

Significant clients:

Revenues from four customers of the Company individually accounted for 46%, 17%, 10% and 7% of the company’s consolidated revenues for three month period ended March 31, 2018. These same customers individually accounted for 42%, 18%, 12% and 11% of the company’s consolidated revenues for three month period ended March 31, 2017.

16. Comparative figures

Within the financial statements there have been immaterial reclassification in certain disclosures for presentation purposes.

17. Business acquisition and Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On April 3, 2018, the Company entered into an agreement for purchasing 100% of the issued and outstanding share capital of PT DFI Asia Energi, Indonesia (“the acquisition”) for a purchase consideration of up to $1.1 million. PT DFI Asia Energi, is an entity incorporated in Indonesia engaged in providing Coiled Tubing/Stimulation Services to its local clients. The acquisition will help the Group enter Indonesia Well Services market segment by reducing the time on prequalification and expand by offering additional services. The Company paid $940 thousand on 4th April 2018 to consummate the transaction. The balance has been retained for certain tax related contingencies and is expected to be settled by 2021.

On November 12, 2017, the Company entered into a definitive agreement with National Energy Services Reunited Corp. (“NESR”) to effect a merger pursuant to which the Company will become a wholly-owned subsidiary of NESR. NESR will acquire the Company in two separate closings, in exchange for cash consideration of $443,000 thousand and the issuance of 11,318,828 NESR ordinary shares, valued at $10.00 per share. Potential earn-out mechanisms enable the Company’s shareholders to receive additional consideration after the Closing Date, based on the financial results of the Company in fiscal year 2018. NESR is subject to certain penalties for delays in receiving shareholder approval to complete the transaction. The transaction obtained SEC approval on May 7, 2018, was approved by NESR’s stockholders on May 18, 2018, and closed on June 6, 2018. Pursuant to the final closing of the Business Combination, total consideration of 11,318,828 NESR ordinary shares and total cash consideration of $319,015,289 was paid to complete the closing.